UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Six Flags

On January 11, 2007, we entered into an asset purchase agreement to acquire a portfolio of three waterparks and four theme parks (the “Parks”) from an affiliate of PARC Management, LLC (“PARC Management”) for an aggregate purchase price of $312.0 million. The purchase price will consist of $290.0 million in cash and a note for $22.0 million. The note has a term of 10 years, annual principal payments of $1.7 million and an interest rate of 8.75%. The closing of the transaction is conditioned upon the simultaneous purchase by PARC Management’s affiliate of the capital stock and partnership interests of each of the subsidiaries of Six Flags Theme Parks, Inc. that owns the Parks as well as other typical closing conditions. We have provided a deposit of $15.0 million in connection with our asset purchase agreement that is refundable in the event certain closing conditions are not met.

The names and locations of the Parks are:

Fee Simple Properties:

•	Elitch Gardens - Denver, Colorado

•	Darien Lake - Buffalo, New York

•	Frontier City - Oklahoma City, Oklahoma

•	White Water Bay - Oklahoma City, Oklahoma

•	Splashtown - Houston, Texas

Leasehold Properties:

•	Wild Waves & Enchanted Village - Seattle, Washington

•	WaterWorld - Concord, California

Upon closing, we anticipate leasing the Parks on a long-term triple-net basis to newly formed subsidiaries of PARC Management. The leases for the Parks are expected to have initial terms through December 2029 and three 10-year renewal options. The minimum annual rent for our leases for the Parks is expected to be approximately $26.9 million in the initial year. Additional rent is expected to be a negotiated percentage of incremental total revenue over a threshold. All leases will be cross-defaulted.

We expect to close on the transaction on or prior to March 31, 2007. The transaction is subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

Item 8.01 Other Events

Reference is made to the press release dated January 10, 2007 that is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

99.1	Press Release dated January 11, 2007.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our inability to satisfactorily complete due diligence and failure to negotiate the assignment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2007	CNL INCOME PROPERTIES, INC.

/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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